         CUMBERLAND MOUNTAIN BANCSHARES, INC.
         1998 STOCK OPTION AND INCENTIVE PLAN

                 _____________________

                    1999 Amendment
                 _____________________


     WHEREAS, Cumberland Mountain Bancshares, Inc. (the
"Company") maintains the Cumberland Mountain Bancshares, Inc.
1998 Stock Option and Incentive Plan (the "Plan") and the
Company's Board of Directors (the "Board") desires to amend the Plan in order to address certain financial reporting considerations; and

     WHEREAS, Paragraph 16 of the Plan authorizes the Board to amend the Plan.

     NOW, THEREFORE, the Plan is hereby amended as follows, effective immediately:

     1. Paragraph 8(b) of the Plan shall be amended in its entirety to provide as follows:

               Procedure for Exercise. A Participant may exercise Options, subject to provisions relative to its termination and limitations on its exercise, only by (1) written notice of intent to exercise the Option with respect to a specified number of Shares, and (2) payment to the Company (contemporaneously with delivery of such notice) in cash, in Common Stock owned for more than six months, or a combination of cash and Common Stock owned for more than six months, of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised. Each such notice (and payment where required) shall be delivered, or mailed by prepaid registered or certified mail, addressed to the Treasurer of the Company at its executive offices. Common Stock owned for more than six months utilized in full or partial payment of the Exercise Price for Options shall be valued at its Market Value at the date of exercise.

     2. Paragraph 19 of the Plan shall be amended by adding the following sentence at the end thereof:

          The amount of the withholding requirement shall be applicable statutory minimum federal, state or local income tax with respect to the award on the date that the amount of tax is to be held.

     3. Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions, or conditions of the Plan or any Option entered into thereunder, other than as stated above.

     WHEREFORE, on this ____ day of ______________, 1999, the
Company hereby executes this 1999 Amendment to the Plan.

                        CUMBERLAND MOUNTAIN BANCSHARES, INC.


                        By /s/ James J. Shoffner
                           _________________________
                           Its President


__________________      Attest: /s/ J.D. Howard
Date                            ______________________ (Seal)